UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 30, 2012

AMERICAN REALTY CAPITAL TRUST, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-35439	71-1036989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On March 30, 2012, American Realty Capital Trust, Inc. (the “Company”) issued a press release attached hereto as Exhibit 99.1 announcing significant earnings growth based on reported 2012 guidance, as well as additional information regarding the successful completion of its modified “Dutch auction” tender offer on March 28, 2012.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 29, 2012, through American Realty Capital Operating Partnership, L.P. (the “Operating Partnership”), the Company drew an amount equal to $218.9 million on its existing $220 million revolving credit facility with RBS Citizens, N.A., as amended. In addition, the “accordion” feature of the revolving credit facility allows the Company, under certain circumstances (including the receipt of lender commitments), to increase the aggregate commitments under the revolving credit facility to a maximum of $500 million. The terms of the revolving credit facility are set forth in the Company’s Current Report on Form 8-K filed on August 19, 2011 and the credit agreement was filed as Exhibit 10.1 to such filing. The terms of the first amendment to the credit agreement are set forth in the Company’s Current Report on Form 8-K filed on February 29, 2012 and the amendment was filed as Exhibit 10.36 to such filing. The descriptions of the revolving credit facility and the amendment thereto in this Current Report on Form 8-K are summaries and are qualified in their entirety by the terms of the credit agreement and the amendment, respectively, which are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

As disclosed in Item 2.02 above, on March 30, 2012, the Company issued a press release attached hereto as Exhibit 99.1 announcing significant earnings growth based on reported 2012 guidance, as well as additional information regarding the successful completion of its modified “Dutch auction” tender offer on March 28, 2012.

Item 8.01. Other Events.

Senior Secured Term Loan Facility

The Company also announced today it has received a commitment from Wells Fargo Bank, National Association to enter into a senior secured interim term loan in the amount of up to $200 million (the “Interim Loan”). The Company has also engaged Wells Fargo Bank, National Association to enter into a senior secured five-year term loan facility (the “Term Loan”) (collectively, with the Interim Loan, the “Credit Facility”). The Interim Loan will have a term of six months. The Company expects that the Interim Loan will bear interest at LIBOR plus 1.95% (or approximately 2.20%). The Term Loan will have a term of five years. The Company expects that the Term Loan will bear interest at a fixed rate based on the then-current five-year Treasury swap rate plus 1.95% (or approximately 3.20% currently), after giving effect to expected swap arrangements, for the full loan term. Pursuant to the terms of the commitment letter and engagement letter, the lender’s obligation to enter into the Credit Facility is subject to customary approvals and conditions to closing (including consent of required lenders under the Company’s revolving credit facility). Although the Company believes that the entry into the Credit Facility is probable, there can be no assurance that the transaction will be consummated.

The Credit Facility will provide for monthly interest payments, with all principal outstanding being due on the maturity date. The Credit Facility may be prepaid from time to time and at any time, in whole or in part, without premium or penalty, subject to reimbursement of certain costs and expenses. The Company and certain of the Operating Partnership’s subsidiaries guarantee the obligations under the Credit Facility and have pledged certain equity interests in the property owning entities as collateral for the obligations thereunder. In the event of a default, the lender has the right to terminate its obligations under the Credit Facility, and to accelerate the payment on any unpaid principal amount of all outstanding loans.

Proceeds from the Credit Facility are anticipated to be used to prepay approximately $161.3 million of the Company’s outstanding fixed rate mortgage indebtedness. The expected annual interest savings to the Company from the prepayment of mortgage debt is approximately $4.3 million. The Credit Facility will increase the Company’s unencumbered asset pool to approximately $1.24 billion.

Conference Call

The Company will host a conference call on Thursday, April 5, 2012 at 9:30 am EDT to discuss the results of the Company’s tender offer for the purchase of up to $220 million in value of shares of its common stock, which expired at 12:00 Midnight, Eastern Time, on March 28, 2012, as well as 2012 estimates. The number to dial is (855) 212-0212 with an access code of 175-378-153. The preliminary results of the tender offer were released yesterday, March 29, 2012.

Company Presentations

The Company intends to present a slide presentation to its stockholders, members of the broker-dealer community or investment advisors in attendance at meetings to be occur over the next three weeks. Information regarding these meetings can be found on the Company’s website at www.arctreit.com. A copy of the presentation is attached to this Current Report on Form 8-K as Exhibit 99.2.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release, dated March 30, 2012
99.2	Company Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

March 30, 2012	By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	Chief Executive Officer and President